Exhibit 99.1

English Translation

PRESS NOTE

    A NEW DESTINATION FOR PULLMANTUR´S SS OCEANIC

•	SS Oceanic has been acquired by a Panamanian company with operations in Asia for use by the Peace Boat educational program around the world.

•	Reservations of Pullmantur SS Oceanic´s itineraries "Crucero fin de Semana" and "Fantasía Mediterránea" will be reassigned to Sovereign, at no additional cost to Pullmantur’s customers.

Madrid, March 12, 2009

In keeping with Pullmantur´s commitment to leadership, four new ships are being added to its fleet during 2008 and 2009. In this renewal and growth context, the SS Oceanic has been sold to a Panamanian company with operations in Asia and will begin the 66th and 67th Peace Boat Around the World itineraries for Peace Boat, a Japanese-based non-profit organization.

“We take great pride in this sale and the continuity of the SS Oceanic’s activity. With this sale, Pullmantur continues to renew its fleet and consolidate its leadership strategy,” says Gonzalo Chico Barbier, Pullmantur´s President and CEO.

The SS Oceanic cruise ship is 238 meter long and 38,722 gross registered tons. She was acquired by Pullmantur in 2001 and completed her first voyage in May 2001 with Barcelona-Malta-Naples-Civittavechia-Livorno-Villefranche-Barcelona itineraries. Since then, she has enjoyed an excellent reputation and has been an extremely popular vessel in the Spanish market.

Reservations on SS Oceanic´s itineraries will be reassigned and service will be guaranteed. Pullmantur will offer its customers a sailing on its flagship vessel, the Sovereign, at no additional cost. The Sovereign will sail the Mediterranean Sea between Barcelona-Monaco/Monte Carlo-Florencia/Pisa-Roma-Napoles-Tunez-Barcelona as it becomes the best cruise option in the Mediterranean for Spanish customers.

This sale will result in a small gain that is immaterial to the company’s results.

Editor´s note

Pullmantur is the cruise industry’s market leader in Spain and Portugal, with a 45 percent market share.

The company employs over 5,500 people and provides cruises, vacations and tour products to more than 820,000 passengers a year. At present, Pullmantur owns a seven-ship fleet, four of which are dedicated to the Spanish market, one to the French market (CDF Cruisieres de France), one to the Mexico market, and one to the Portugal market. Pullmantur currently sails in the Mediterranean, Caribbean, Baltic, Brazil, Argentina, Pacific and Atlantic regions.

Pullmantur was Spain´s first licensed tour operator. The company entered the cruise sector with its own fleet. In addition to this portfolio, the company runs European and African tour operations and relies on its own B747-400 aircraft to serve its Caribbean destinations and charter services.

Royal Caribbean Cruises Ltd. acquired Pullmantur in November 2006.

For further information, please contact:

Consejeros Agrupados de Comunicación.

Ph#: +34 91 564 85 17